Exhibit 10.5

2013 ANNUAL INCENTIVE PLAN

ACCO BRANDS

Revised: April 17, 2013

SECTION 1 - PURPOSE

The purpose for the ACCO Brands Annual Incentive Plan as amended and effective for the 2013 Plan Year (the “Plan”) is to focus the attention of Participants on growing the business by rewarding them for their contributions towards ACCO Brands meeting its annual performance goals. The Plan is established pursuant to the 2011 Amended and Restated ACCO Brands Corporation Incentive Plan (the “Incentive Plan”) and all awards under the Plan shall be Cash-Based Performance Awards under Sections 8, 9 and 10 of the Incentive Plan. In case of conflict between the Plan and the Incentive Plan, the Incentive Plan shall govern.

SECTION 2 – DEFINITIONS

2.1    Definitions: Wherever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided.

(a) (b) (c)
“Aggregate Operating Funding Pool Achievement Percentage,” for each Operating Funding Pool, shall have the meaning ascribed to it in Section 4.3.2.

“Aggregate Incentive Opportunity” for each Operating Funding Pool or other group of Participants shall be equal to the sum, with respect to the Participants assigned to that Operating Funding Pool or other group, of the products of (i) the Target Incentive Percentage for each Participant assigned to that Operating Funding Pool or other group multiplied by (ii) that Participant’s Eligible Earnings.

“Cause” shall (i) with respect to a Participant that is a Section 16 Officer, have the same meaning ascribed to it in the Executive Severance Plan, and (ii) with respect to any other Participant include but is not limited to inability to perform to standards established by the Company, misconduct, negligence, dishonesty, criminal act, excessive absenteeism, and failure to satisfactorily perform job responsibilities and other conduct determined by the Company to be “cause” for the employee’s involuntary separation from employment.

(d) (e) (f)	“Code” shall mean the Internal Revenue Code of 1986, as amended. “Committee” shall mean the Compensation Committee of the Board of Directors of the Company. “Company” shall mean ACCO Brands Corporation.
(g)	“Disability” shall have the same meaning ascribed to it in the Incentive Plan.
(h)	“Employee” shall mean an individual classified as a regular full-time or regular part-time employee by the Company as defined in Section 3.
(i)
“Eligible Earnings” for exempt employees include actual base salary paid, vacation, Company designated holidays, floating holidays, bereavement, jury duty, and short-term disability paid during the Plan Year. “Eligible Earnings” for nonexempt employees include actual base salary paid, vacation, Company designated holidays, floating holidays, bereavement, jury duty, short-term disability, actual overtime and emergency time-off paid during the Plan Year.

(j) (k) (l) (m)
“Financial Performance Goal” shall mean any financial measure as provided under the Incentive Plan and as defined in Exhibit A.

“Gate” shall have the meaning ascribed to it in Section 4.2 with respect to Section 16 Officers and in Section 4.3.1 with respect to other Participants.

“Incentive Award” shall mean the award earned by a Participant based on the achievement of the Gate, the aggregate achievement of the Financial Performance Goals of the assigned Operating Funding Pool and Individual Performance Modifier, as the case may be, as calculated in accordance with the Plan.

“Individual Performance Modifier” shall mean clear, specific and objectively measureable goals of a Participant whose Company salary grade is L2 and below.

(n) (o) (p)
“Operating Funding Pool” shall mean the specific set of business unit and/or regional and/or Company-wide Financial Performance Goals applicable to a group of Participants designated as an Operating Funding Pool as well as all of the individual Participants assigned to a particular Operating Funding Pool.

“Maximum Incentive Pool” shall have the meaning ascribed to it in Section 4.3.2.

“Participant” shall mean an Employee of the Company who is in a position that satisfies the defined eligibility criteria for participation in the Plan stated in Section 3.

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(q)	“Plan Year” shall mean the fiscal year of the Company that extends from January 1, 2013 through December 31, 2013.
(r)	“Retirement” shall have the same meaning ascribed to it in the Incentive Plan.
(s)
“Section 16 Officers” shall mean any officers of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934 and so designated by the Company’s Board of Directors. It is intended that for purposes of the Plan, Section 16 Officers shall include all Covered Employees and their applicable goals constitute Covered Employee Performance Objectives (both terms as defined under the Incentive Plan) and within the meaning of Section 162(m) of the Code.

(t)
“Target Incentive Percentage” shall mean the fixed percentage of a Participant’s Eligible Earnings determined by (i) the Committee for each Participant that is a Section 16 Officer, and (ii) the Chief Human Resources Officer for all other Participants.

SECTION 3 – ELIGIBILITY AND PARTICIPATION
3.1    Eligibility: Employees throughout the Company in positions that directly or indirectly impact the Company’s annual performance goals may be considered for participation in the Plan. All non-union exempt and nonexempt office jobs (grades A-G, P1-P5, L1-L2, E1-E3, CEO and Executive Chairman of the Board of Directors) may be considered for participation in the Plan. Employees participating in a sales incentive or commission arrangement or any other incentive program (e.g., Sales and Marketing Incentive Plan or Technical Representative Incentive Plan), shall be excluded from participation in the Plan unless otherwise determined by the Chief Human Resources Officer.

3.2    Participation: Participation in the Plan shall be determined annually by the Chief Human Resources Officer; provided, however, that participation by Section 16 Officers shall be determined by the Committee.

3.3    Partial Plan Year Participation: The Chief Human Resources Officer may allow an Employee who becomes eligible during the Plan Year, either as a new hire or as a result of an internal job change that qualifies as an Employee under Section 3.1, to participate in the Plan; provided, however, participation by Section 16 Officers shall be determined by the Committee. In either such case, for purposes of calculating any Incentive Award, any such Participant’s Eligible Earnings shall be pro-rated based on the time during the Plan Year that the Employee was a Participant. Newly hired Employees or Employees who first become eligible as a result of an internal job change must have a hire date or a job effective date prior to November 1, 2013 and Eligible Earnings during the Plan Year to become a Participant for the Plan Year.

3.4    Changes in Plan Assignment and/or Target Incentive Percentage: Except as otherwise determined by the Committee for a Section 16 Officer, a Participant who experiences a change in their position assignment during the Plan Year will be eligible to receive an Incentive Award based on the actual Incentive Award calculation of each position prorated for the period of their time in each position. Participants who experience a change in their Target Incentive Percentage during the Plan Year will be eligible to receive an Incentive Award prorated to reflect the period of time at each Target Incentive Percentage level.

3.5    Leave of Absence: A U.S. Participant on an approved leave of absence, as defined by the Family and Medical Leave Act of 1993, will be eligible to receive a full Incentive Award based on the actual Incentive Award calculation during the Plan Year. A Participant on any other form of approved leave of absence shall have their Incentive Award calculated on a partial-year basis, payable pursuant to Section 5. All Participants who are on an approved leave of absence shall be considered employed for purposes of Section 4.1.

3.6    No Right to Participate: Participation by an Employee in the Plan in any period prior to the Plan Year does not provide a right or entitlement to be selected for participation in the Plan Year or any future period.

SECTION 4 – INCENTIVE AWARD DETERMINATION

4.1    Eligibility for Incentive Award: Except as provided in Section 6, in order to be eligible to receive an Incentive Award, a Participant must be employed continuously as a Participant through the entire Plan Year (or partial Plan Year, in accordance with Section 3.3).

4.2    Initial Financial Performance Goal for Section 16 Officers: The initial Financial Performance Goal for Section 16 Officers shall be ACCO Brands Adjusted Operating Income, which serves as the Gate as described below and as defined in Exhibit A, and shall be applied to determine a Section 16 Officer’s Incentive Award before any additional Financial Performance Goals are applied. If the Gate is attained, the Incentive Award amount for each Section 16 Officer is 150% of each Section 16 Officer’s individual Target Incentive Percentage. If the Gate is not attained, the Section 16 Officers’ Incentive Awards will be zero ($0.00). Additional Financial Performance Goals may then be used for the purpose

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of the Committee exercising negative discretion in accordance with Section 162(m) of the Code based on the applicable Operating Funding Pool for each Section 16 Officer.

4.3    Financial Performance Goals and Plan Structure

4.3.1    ACCO Brands Gate: ACCO Brands Adjusted Operating Income must achieve a defined threshold performance level before any awards can be earned. Additionally, as provided in Section 4.2, if the Gate is attained, the Incentive Award amount for each Section 16 Officer is 150% of his or her individual Target Incentive Percentage, subject to the Committee exercising its negative discretion in accordance with Section 162(m) of the Code as provided in Section 4.2. The Committee shall establish the threshold performance level for the ACCO Brands Gate.

4.3.2    Operating Funding Pools: Operating Funding Pool metrics are comprised of ACCO Brands Adjusted Operating Income and other key metrics (e.g., Regional/Business Operating Income, Working Capital Efficiency, Net Sales) as provided in Exhibit A and previously approved by the Company’s stockholders as set forth in the Incentive Plan. Actual percentage performance of each Operating Funding Pool’s metrics is aggregated to determine the Aggregate Operating Funding Pool Achievement Percentage, which is multiplied by the Aggregate Incentive Opportunity for each Operating Funding Pool to establish the maximum Incentive Award dollars available for Participants assigned to that Operating Funding Pool (the “Maximum Incentive Pool”).

4.3.3    Financial Performance Goals: For each Participant, 100% of the Incentive Award is based on the Operating Funding Pool metric(s) for the Participant’s assigned Operating Funding Pool as set forth on Exhibit A. The Financial Performance Goals shall consist of the performance goal achievement levels required to earn an Incentive Award of one-hundred percent (100%) (i.e., “Target”). The minimum and maximum Incentive Award payout percentages for the Financial Performance Goals are 0% and 150% of Target, respectively. The achievement levels for each Financial Performance Goal shall be set by the Chief Executive Officer, except that the Committee shall establish the achievement levels for Financial Performance Goals for all Section 16 Officers.

4.4    Individual Performance Goals: Individual Performance Goals apply only for Participants whose Company salary grade is L2 and below and shall be approved by each Participant’s respective functional manager. Participants are eligible to receive a portion of the Maximum Incentive Pool available for their Operating Funding Pool based upon their achievement of their Individual Performance Goals for the Plan Year.

4.5    Target Incentive Percentage and Award Levels: A Participant’s country of employment, salary grade and/or level in the Company determine their Target Incentive Percentage, as established by the Chief Human Resources Officer, with the exception that the Committee shall establish the Target Incentive Percentage for all Section 16 Officers. The total award opportunity range is between 0% and 150% of the Target Incentive Percentage as follows interpolated on a straight-line basis for points in between:

2013 Annual Incentive Plan
Performance Achievement	Threshold	1/2 Target	Target	Maximum
Total Award Opportunity	0%	50%	100%	150%

4.6    Incentive Award Calculation:

For Participants who are Section 16 Officers, the Incentive Award is determined as provided in Section 4.2. For the avoidance of doubt, the total Incentive Awards payable to Section 16 Officers shall not exceed the amount payable upon achievement of the ACCO Brands Gate and under the terms of the Incentive Plan.

For Participants in salary grade E1 and above, 100% of the Incentive Award is based upon the Operating Funding Pool achievement once the ACCO Brands Gate is achieved.

For Participants in salary grade L2 and below, once the ACCO Brands Gate is achieved, 50% of the Incentive Award is based upon the Operating Funding Pool achievement and the remaining 50% of the Incentive Award is based on the Operating Funding Pool achievement and the Participant’s individual performance against Individual Performance Goals. A Participant’s manager may adjust 50% of a Participant’s Incentive Award amount up or down based upon the Participant’s individual performance against Individual Performance Goals.

Provided the ACCO Brands Gate is achieved, the sum of the Incentive Awards for all Participants in an Operating Funding Pool shall not exceed the Maximum Incentive Pool for that Operating Funding Pool.

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Subject to the foregoing limitations, the following formula are used to calculate the Incentive Award for each Participant:
INCENTIVE AWARDS FOR PARTICIPANTS IN SALARY GRADE E1 AND ABOVE = A x B x C
INCENTIVE AWARDS FOR PARTICIPANTS IN SALARY GRADE L2 AND BELOW = A x (B x 50%) x C plus A x (B x 50%) x C x D
Where:
A = Participant’s Target Incentive Percentage
B = Participant’s Eligible Earnings during the Plan Year
C = Participant’s Aggregate Operating Funding Pool Achievement Percentage
D = Participant’s Individual Performance Modifier
4.7    Award Calculation Framework:

SECTION 5 – PAYMENT OF INCENTIVE AWARDS

5.1    Form and Timing of Payment: Payment of Incentive Awards shall be made in cash, subject to applicable payroll tax and benefit plan withholdings, after the end of the Plan Year following the final determination of the fiscal year’s financial results, but in any event, such payment shall be made not later than the fifteenth day of the third month following the last day of the Plan Year.

5.2    Performance-Based Compensation Exemption from Code Section 162(m): With respect to Incentive Awards payable to Section 16 Officers, the Incentive Awards are intended to qualify as performance-based compensation under Code Section 162(m). Before any such Incentive Award is paid to a Section 16 Officer, the Committee shall certify in writing that the related Financial Performance Goals, as applicable, have been satisfied.

5.3    Code Section 409A: The Plan is intended to satisfy the provisions of Section 409A of the Code, so that any payments to individuals provided pursuant to the Plan will not be subject to additional tax or interest under Code Section 409A.

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SECTION 6 – TERMINATION OF EMPLOYMENT

6.1    Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation (not due to Disability) prior to the last work day of the Plan Year, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.2    Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause prior to the date Incentive Awards are paid, the Incentive Award shall be forfeited and the Participant shall not be entitled to payment.

6.3    Termination of Employment Due to Retirement, Death or Disability: In the case of a termination due to death, Disability or Retirement prior to the last work day of the Plan Year, the Incentive Award shall be considered earned based upon actual attainment of the Financial Performance Goals, prorated based on the portion of the Plan Year preceding the date of such termination and paid at the same time as other Participants.

6.4    Termination of Employment due to Involuntary Termination Without Cause: Unless provided otherwise in the applicable severance plan, in the event a Participant’s employment is involuntarily terminated by the Company for reasons other than Cause prior to the last work day of the Plan Year, the Incentive Award shall be considered earned based upon actual attainment of the Financial Performance Goals, prorated based on the portion of the Plan Year preceding the date of such termination and paid at the same time as other Participants.

6.5    Section 16 Officers: Notwithstanding Sections 6.1 to 6.4, in the event a Section 16 Officer Participant’s employment is involuntarily terminated by the Company without Cause (and not due to Retirement, death or Disability), the payment of any Incentive Award shall be governed by the Executive Severance Plan.

SECTION 7 – ADMINISTRATION, AMENDMENT AND TERMINATION

7.1    Administration: The Committee shall have the sole authority and discretion to administer, interpret and render determinations under the Plan with respect to Section 16 Officers. Otherwise, the Plan shall be administered by the Committee or, as may be delegated by the Committee, by the ACCO Brands Internal Compensation Committee in accordance with the provisions contained herein. All determinations hereunder shall be final and binding.

7.2    Amendment and Termination: The Committee and the Company’s Board of Directors shall each have authority to amend, suspend or terminate the Plan at any time.

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Exhibit A

Adjusted Operating Income

•	Adjusted Operating Income = operating income as externally reported in accordance with US GAAP, which equals Operating Income, plus or minus adjustments as externally reported in our earnings release.

•	Adjusted Operating Income is measured in US Dollars using constant currency at 2013 Plan FX rates.

•	All Adjusted Operating Income targets exclude AIP and cash LTIP expenses.

Working Capital Efficiency

•
WCE = 13-Month Average Net Working Capital (which is the monthly net working capital for the each of the prior 13 months summed and divided by 13), divided by 12-Month Rolling Net Sales (which is Net Sales (as defined below) measured as of December 2013, such that 12-Month Rolling Net Sales will be equal to 2013 annual Net Sales).

•	WCE is expressed as a percentage.

•	Working Capital is defined as Net Accounts Receivable plus Net Inventory, less Trade Accounts Payable and less Customer Programs Liability.

•
Accounts used to measure Working Capital will be translated to US Dollars using constant currency at 2013 Plan FX rates and otherwise as calculated for external reporting purposes in accordance with US GAAP.

Net Sales

•	Net Sales = net sales plus other items reported as revenue less reported deductions, all as calculated for external reporting purposes in accordance with US GAAP.

•	Measured in US Dollars using constant currency at 2013 Plan FX rates, or in a single local currency, as appropriate.

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